Exhibit 10.7

*** Where this marking appears throughout this Exhibit 10.7, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

MASTER FACILITIES LEASE AGREEMENT

This MASTER FACILITIES LEASE AGREEMENT (this "Agreement") is entered into on November 11, 2010 (the "Effective Date"), by and among BKEP Materials. L. L.C., a Texas limited liability company ("BKEP Materials"), BKEP Asphalt, L.L.C., a Texas limited liability company ("BKEP Asphalt" and together with BKEP Materials, "Lessor"), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation ("Lessee''). Lessor and Lessee arc sometimes referred to herein individually as a "Party'' and collectively as the "Parties:

RECITALS

WHEREAS, Lessor and Lessee (or its designated affiliate) entered into (i) that certain Facilities Lease Agreement dated May 18, 2009 for the lease and use of Lessor's asphalt facilities in Austin, Texas; Dodge City, Kansas; Ennis, Texas; Fontana, California; Halstead, Kansas; Las Vegas, Nevada; Lawton, Oklahoma; Little Rock, Arkansas; Memphis, Tennessee; Reading, Pennsylvania; Salina, Kansas; North Salt Lake City, Utah; and Woods Cross, Utah, along with certain rail leases as therein specified; (ii) that certain Facility Lease Agreement dated May 18, 2009 for the lease and use of Lessor's asphalt facility in Garden City, Georgia; and (iii) that certain Facility Lease Agreement dated May 18, 2009 for the lease and use of Lessor's asphalt facility in Northumberland, Pennsylvania (collectively referred to herein as the "2009 Agreements" and individually as a "2009 Agreement"); and

WHEREAS, the Parties desire to amend, restate, consolidate and extend the 2009 Agreements effective as of January 1, 2011 (the "Amendment Commencement Date") and to immediately continue the use and lease of such facilities after the Amendment Commencement Date pursuant to the terms of this Agreement; and

WHEREAS, the Parties desire to continue to perform their respective obligations under the 2009 Agreements pursuant to the terms thereof until 11:59 p.m. on December 31, 2010;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, the Parties mutually agree as follows:

Section 1.    Leased Premises and Use.

Lessor owns the asphalt facilities described on Exhibit A-1 (each a "Facility" and collectively the "Facilities"). For the rentals and upon and subject to the terms and conditions hereinafter set forth, Lessor hereby leases the Facilities to Lessee, and Lessee hereby leases the Facilities from Lessor, subject to the Permitted Encumbrances (as defined herein). The Facilities include the land, buildings, improvements, asphalt storage and processing assets (collectively, the "Leased Premises") along with the associated: (i) storage, use, and occupancy rights to, of, or in any buildings, fixtures, equipment, or other physical assets on the Leased Premises or hereinafter constructed on the Leased Premises, (ii) necessary rights of ingress, egress, storage, and transportation (including all existing rights to rail service to the extent such rights are assignable) to, on, or over the Leased Premises for Lessee and Lessee's agents, invitees, customers, or representatives, as reasonably necessary to further Lessee's operations at the Leased Premises, and (iii) right to receive, use, and enjoy public and private utility services at the Leased Premises, including, but not limited to, sewer, water, electricity, fuel, waste disposal, and telephone all at Lessee's sole expense. The Leased Premises may be used by Lessee for the receipt, storage, manufacturing, blending and shipping of asphalt products and associated raw materials, and all purposes reasonably related thereto, and for no other purpose without Lessor's written consent, which consent shall not be unreasonably withheld. Lessee accepts the Leased Premises on the commencement date of the Term (as defined below) of this Agreement "AS IS", "WHERE IS" without warranty of any kind, express or implied, including, but not limited to, any warranty of habitability, suitability or fitness for a particular purpose, except to the extent specifically set forth in this Agreement.

The Leased Premises shall include the rights of Lessor under the leases set forth in Exhibit A-2 (collectively, the “Rail Leases"). Lessee shall be subject to the terms of the Rail Leases and perform all obligations of Lessor as lessee under each of the Rail Leases which accrue during the Term of this Agreement (but not any obligations which survive the termination of any Rail Lease which is terminated prior to the expiration of the Term of this Agreement), except that Lessor shall be obligated to timely pay rents or other sums due thereunder so long as Lessee pays all rent due under the terms of this Agreement. Lessee agrees to indemnify Lessor, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred as a result of Lessee's non-performance or non-observance of any of Lessor's obligations as lessee under the Rail Leases which, as a result of this Agreement, became an obligation of Lessee. If Lessee makes any payment to Lessor pursuant to this indemnity, Lessee shall be subrogated to the rights of Lessor concerning such payment. Lessee shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Agreement or the Rail Leases. Lessee shall look solely to the lessors under each of the Rail Leases for all services to be provided by such lessors thereunder and shall not, under any circumstances, seek nor require Lessor to perform any of such services, nor shall Lessee make any claim upon Lessor for any damages which may arise by reason of any such lessor's default under the Rail Leases. However, Lessor shall reasonably cooperate with Lessee to exercise or enable Lessee to exercise any rights or remedies available to enforce each Rail Lease for Lessee's benefit in the event of a default by the lessor under each Rail Lease. Lessor agrees to indemnify Lessee, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys' fees) incurred as a result of Lessor's non-performance of its obligations with respect to the Rail Leases as set forth in this paragraph, so long as Lessee has paid all rent due under the terms of this Agreement. Lessor shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under the Rail Leases. If for any reason the term of any Rail Lease shall terminate prior to the expiration or termination of the Term of this Agreement, the Leased Premises shall automatically exclude the rights of Lessor under such Rail Lease, and Lessor shall not be liable to Lessee by reason thereof unless said termination shall have been caused by the default of Lessor under the applicable Rail Lease, and said Lessor's default was not as a result of a Lessee default hereunder.

Section 2.     Term.

The initial term of this Agreement (the "Initial Term") shall commence on January 1, 2011, and shall terminate on December 31, 2016. Ergon shall have the option to extend the Initial Term for up to two renewal terms (the "Renewal Term") of one year each upon delivery to Lessor of not less than 18 months' written notice prior to the commencement of the applicable Renewal Term. The Initial Term and any Renewal Term shall be the "Term" of this Agreement.

Section 3.     Compensation.

Except as provided elsewhere herein, during the Term of this Agreement, Lessee shall pay to Lessor the rent and other charges set forth on Exhibit B attached hereto.

Section 4.     Asphalt Product and Raw Materials.

Lessee shall be solely responsible to furnish all asphalt and related raw materials used to manufacture any and all finished asphalt products at the Leased Premises.

Section 5.     Contract Limited to Available Capacity.

Lessee will only process those qualities and grades of finished asphalt products that are compatible with the current processing capabilities of the Leased Premises unless agreed to otherwise by the Parties.

Section 6.     Title and Risk of Loss.

Title to asphalt, raw materials and finished asphalt products received, unloaded, stored, or otherwise handled at the Leased Premises shall be in the name of Lessee and shall be the sole responsibility of Lessee.

Section 7.    Improvements.

Subject to Lessor's written approval, which approval may relate to design, location, construction methods, and installation procedures but shall not in any event be unreasonably withheld, and subject to the terms, provisions, and conditions of this Agreement, Lessee may construct or place upon the Leased Premises, at Lessee's sole expense, improvements required by Lessee ("Lessee Improvements") for the purpose of furthering Lessee's permitted use of the Leased Premises. Absent agreement of Lessor and Lessee to the contrary, all Lessee Improvements shall be the property of Lessor; provided that, Lessee Improvements shall not include trade fixtures or moveable equipment installed by Lessee (the ''Lessee Property''), which shall remain the property of Lessee. Lessee shall not remove, move to a different Facility or dispose of any of the assets or improvements at the Leased Premises (including the Lessee Improvements, but excluding the Lessee Property) without the prior written approval of Lessor, which may be withheld in Lessor's sole discretion. Lessee shall notify Lessor within three days of any damage to any part of the Leased Premises.

Lessee shall have the right to install and maintain signage at the Leased Premises at Lessee's sole cost and expense (including but not limited to construction costs, permits and licensing fees) and in conformity with all applicable laws, restrictive covenants, ordinances, rules and regulations; provided that such signage shall only relate to Lessee's occupancy of and operations on the Leased Premises. Upon the expiration or earlier termination of this Agreement, Lessee shall remove all signage and repair any damage caused therefrom at Lessee's sole cost and expense.

Section 8.     Confidential Disclosures.

All confidential information, technical information, trade or business secrets, or the like (the "Confidential Information") which is disclosed by one Party to the other, or is learned by one Party from the other, in carrying out the terms and purpose of this Agreement shall remain the property of the Party from whom it originates. The Party receiving such Confidential Information shall maintain in confidence the Confidential Information so received and will not use such information to the detriment of the originating Party, until such time as the Confidential Information so received enters the public domain other than by the act or omission of the recipient. Notwithstanding the foregoing, either Party may disclose such Confidential Information (i) to its counsel, accountants, investors, lenders or other representatives if necessary for such Party's business operations and so long as such persons are aware of and agree to comply with the provisions of this Section 8 or (ii) as may be required by law. Any Confidential Information which can be shown by the recipient to have been in the public domain, or known to the recipient at the time of disclosure, shall not be deemed "Confidential Information" pursuant to this Agreement. Without limiting the foregoing, Lessor acknowledges and agrees that all Volumes Reports and the contents thereof submitted pursuant to Section 23 hereof constitute Confidential Information of Lessee and may not be shared with or disclosed to third parties without Lessee's prior written consent. The Parties consent to (i) the provision of this Agreement to Lessor's lenders in connection with the acquisition of the non-disturbance agreements in accordance with Section 22.1 and (ii) the issuance of a press release by Lessee or Lessor relating to the leasing of the Facilities pursuant to this Agreement. The obligations set forth in this Section 8 shall survive the expiration or termination of this Agreement for a period of two years.

Section 9.     Environmental, Health, Safety, Transportation, and Security.

9.1     Lessee shall use the Leased Premises only for the purpose contemplated by this Agreement and related purposes associated with asphalt facility operations. Lessee shall not permit the Leased Premises to be used for any unlawful purpose.

9.2     For purposes of this Agreement:

(a)    the term "Environmental, Health, Safety, Transportation, and Security Laws" shall mean and include all applicable federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any governmental authority, relating to (i) the control of any pollutant, or protection of health or the air, water or land, (ii) waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation, (iii) exposure to hazardous, toxic or other substances alleged to be harmful, (iv) the protection of any endangered or at-risk plant or animal life, (v) occupational or public health and safety, (vi) transportation, including transportation of materials, or (vi) site or homeland security, including prevention and disruption of terrorist attacks, the protection of the public, resources, and infrastructure, or response to terrorist attacks. "Environmental, Health, Safety, Transportation, and Security Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the Occupational Health and Safety Act ("OSHA''), 29 U.S.C. § 651 et seq., the Ports and Waterways Safety Act, 33 U.S.C. § 1221 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Homeland Security Act, 6 U.S.C. § 101 et seq. and the Critical Infrastructure Information Act, 6 U.S.C. § 131 et seq. The term "Environmental Health, Safety, Transportation, and Security Laws" shall also include all applicable executive orders and state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the subject matter of the above federal statutes; and

(b)    the term "Hazardous Materials" shall mean any (i) petroleum or petroleum products, (ii) asbestos or asbestos containing materials, (iii) hazardous substances as defined by § 101(14) of CERCLA, (iv) radioactive substances and (v) any other chemical, substance or waste that is regulated by any governmental authority under any Environmental, Health, Safety, Transportation, and Security Law.

9.3     Lessee shall conduct operations on the Leased Premises in compliance with all applicable Environmental, Health, Safety, Transportation, and Security Laws and manage any Hazardous Materials on the Leased Premises in compliance with all such laws. Lessee shall promptly, and in any event within twenty-four hours of the occurrence, notify Lessor of (i) any spill of 50 gallons or more of asphalt cement or asphalt cement containing products, (ii) any spill of five (5) gallons or more of chemicals, diluents or related products, and (iii) any release or spill of a Hazardous Material at the Leased Premises that requires reporting under any applicable laws or by a governmental authority or requires a response action, including remediation, under Environmental, Health, Safety, Transportation, and Security Laws. Lessee shall promptly and completely implement any response action with respect to such release or spill required under such laws or by a governmental authority. Lessee shall provide Lessor with copies of any reports or monitoring results provided to a governmental authority with respect to any such release, spill or response action no later than five (5) business days of the submittal to the governmental authority. Furthermore, Lessee also shall provide to Lessor copies of any and all correspondence to or from the governmental authority relating to the release, spill or response action within five (5) business days of the day the correspondence is sent to or received by the Lessee, as applicable. Lessor reserves the right but not the obligation to conduct its own investigation, including but not limited to, sampling, monitoring or testing of any spill or other environmental incident.

9.4    Without limiting the generality of the foregoing,

(a)    Lessee shall be responsible for complying with any and all notification or reporting requirements under Environmental, Health, Safety, Transportation, and Security Laws arising out of Lessee's use of the Leased Premises; provided, however, that Lessor retains the right but not the obligation to make, after prior written notice to Lessee, any environmental notification or report required by law and involving the Leased Premises which has not been completely performed or provided by Lessee. Lessee shall keep Lessor fully informed and provide Lessor with documentation pertaining to any notification or reporting under Environmental, Health, Safety, Transportation, and Security Laws applicable to the Leased Premises or Lessee's operations thereon.

(b)    Lessee shall, at Lessee's own cost and expense, obtain and maintain in effect during the term of this Agreement such environmental health, safety, transportation and security permits, licenses, plans, approvals, or other such authorizations under Environmental, Health, Safety, Transportation, and Security Laws as are necessary for Lessee to comply with Lessee's duties and obligations under this Agreement and as are necessary for Lessee to conduct its operations on the Leased Premises. By way of example, but not limitation, such necessary environmental permits or plans may include, but will not be limited to, Title V and applicable state Air Operating Permits, Spill Prevention Control, Countermeasure Plan, and Facility Response Plan as both plans are set forth in 40 CFR 112, U.S. Coast Guard Facility Security Plans, and such other plans or permits that may be required by any and all local, state and federal agencies. By way of further example, but not limitation, Lessee shall, at Lessee's own cost and expense, obtain and maintain in effect during the Term of this Agreement all permits, plans, schedules, testing requirements, tank preparation and cleaning, administrative processes, consultant requirements, procedures and internal/external tank inspections, in each case as may be required under the Spill Prevention Control and Countermeasure (SPCC) regulations pursuant to 40 CFR 112, as applied to above-ground oil storage containers. Lessee will provide Lessor with all proposed testing schedules and tank inspections methodology in advance of Lessee's implementation of such inspections. Lessee will provide copies of all information pertaining to the actual findings of the tank inspections and any other tank integrity information from Lessee's implementation of such tank inspections. In the event any inspections conducted by Lessee or its contractor(s) uncover any areas of concern, Lessee shall submit to Lessor a proposed schedule outlining the estimated timing and costs for repair. The allocation of such costs between Lessor and Lessee shall be in accordance with the cost sharing provisions set forth in Section 14. Lessor shall reasonably cooperate with Lessee to transfer to or at the direction of Lessee at the commencement of the Term any permits or other authorizations relating to the Leased Premises issued to Lessor under applicable Environmental, Health, Safety, Transportation, and Security Laws. Lessee will give Lessor written notice and obtain Lessor's prior written approval, such approval not to be unreasonably withheld, for any and all additions or improvements to the Leased Premises requiring a new permit or a permit modification under Environmental, Health, Safety, Transportation, and Security Laws.

(c)    Lessee shall promptly, and in any event within five (5) business days of receipt or, as applicable, issuance or assessment, notify and provide copies to Lessor of any and all Warning Letters, Notices of Violation, Consent Orders or Decrees, Notices of Stipulation, including any monetary penalties assessed (collectively, ''Non-Compliance Notices") relating to an allegation or declaration of non-compliance with, or need for investigation, remedial or other response action under, any Environmental, Health, Safety, Transportation, and Security Law, regardless of whether Lessee disputes such Non-Compliance Notice. Lessee is further obligated to provide Lessor copies of its response to any such Non-Compliance Notice no later than five (5) business days after submittal thereof fully explaining how the non-compliance matter or required investigation, remedial or other response action is to be resolved or why Lessee believes that the alleged non-compliance matter or requested action is not accurate or not applicable. Lessee shall continue to provide to Lessor any and all correspondence relating to the Non-Compliance Notice until such time as Lessee demonstrates to the reasonable satisfaction of Lessor that the Non-Compliance Notice has been resolved through correspondence or other documentation from the governmental authority, or if such correspondence or other documentation is unavailable or impractical, through an alternative written demonstration reasonably satisfactory to Lessor by the Lessee to the Lessor and any counsel that Lessor requests in writing be copied on such communications.

9.5    Other than the Environmental Assessments already performed in connection with Section 9.5 of the 2009 Agreements (the "2009 Environmental Assessments"), without the prior written approval of Lessor, Lessee shall not conduct any soil, ground water, surface water, or other similar site investigation, sampling, or monitoring of the Leased Premises unless so ordered by a governmental authority, required by the express terms of any permit for the Leased Premises issued under applicable Environmental, Health, Safety, Transportation, and Security Laws, or advised by Lessee's counsel as immediately necessary due to emergency or exigent circumstances such as those described in Section 9.3 above. The Lessor shall make the final decision as to whether the need or justification of the Lessee's request for any and all such discretionary soil, ground water, or other similar site investigation, sampling, or monitoring of the Leased Premises is warranted. If so warranted, the Lessor shall have the right to enter the Leased Premises to routinely monitor the Lessee's progress and ensure that the scope-of-work adheres to that which the Lessor approved. Nothing in this Section 9.5 is intended to be or shall be construed to constitute authority or an exercise of control by Lessor for environmental, health, safety, transportation, or security aspects of Lessee's operations on the Leased Premises, such activities being under the sole control of Lessee.

9.6    At the end of the Term of this Agreement, except to the extent otherwise requested by Lessor, Lessee shall be responsible, at its cost and in compliance with Environmental, Health, Safety, Transportation, and Security Laws, for (i) removal and proper management of Hazardous Materials on or in the vicinity of the Leased Premises resulting from or used in connection with Lessee's operation and use of the Leased Premises, (ii) all environmental conditions on or in the vicinity of the Leased Premises resulting from Lessee's operation and use of the Leased Premises, and (iii) all environmental conditions on or in the vicinity of the Leased Premises to the extent resulting from Lessee's acceleration of, contribution to, or exacerbation of pre-existing environmental conditions resulting from Lessee's use or operations. Each of the foregoing shall be subject to Lessee's indemnification obligations hereunder and shall include the acts and omissions of Lessee's employees, invitees, agents, contractors, customers or representatives. Environmental conditions on or in the vicinity of the Leased Premises which existed on or prior to the date of the 2009 Agreement shall be the responsibility of Lessor and subject to Lessor's indemnification obligations hereunder. Lessee shall not make any disclosure, unless required by applicable Environmental, Health, Safety, Transportation, and Security Laws, regarding any environmental condition on or in the vicinity of the Leased Premises without Lessor's prior written consent. Lessee shall reasonably cooperate with Lessor to transfer to or at the direction of Lessor at the end of the Term of this Agreement any permits or other authorizations relating to the Leased Premises issued lo Lessee under applicable Environmental, Health, Safety, Transportation, and Security Laws: provided, however, if requested by Lessor, instead of transferring a permit or other authorization, Lessee shall at its cost and expense and in compliance with Environmental, Health, Safety, Transportation, and

Security Laws initiate and complete any actions required to terminate such permits or other authorization. Lessee's obligation under this Section 9.6 shall survive termination of this Agreement.

9.7    Lessor and Lessee acknowledge that the Facility located in Northumberland, Pa. is subject to certain legacy environmental conditions. If, as a result of such environmental conditions, Lessor is required or elects to close the Northumberland, Pa. Facility, then Lessor shall deliver to Lessee a notice of closure, whereupon (i) this Agreement shall automatically terminate with respect to such Facility without any further action of the Parties and (ii) this Agreement shall be deemed to be amended and reformed to exclude the Northumberland, Pa. Facility. In the event of the closure of the Northumberland, Pa. Facility pursuant to this paragraph, Lessee shall have the option to buy the existing production equipment at a price mutually agreed to by the Parties. Lessee and Lessor shall also discuss the option of relocating the production equipment to another Lessor Facility.

Section 10.     Indemnity.

10.1    Lessee's Indemnity to Lessor. Lessee shall indemnify and defend Lessor, its employees, directors, partners, members, representatives, agents and affiliates (the "Lessor Indemnitees") against any and all suits, judgments, losses, damages, costs, fees, penalties, awards and the like (the foregoing including but not limited to attorneys' fees and litigation costs) (collectively, "Damages") for personal injury, death, property damage, or any other loss or claim arising out of, from, or otherwise related to (i) Lessee's operation and use of the Leased Premises or (ii) any violation of Environmental, Health, Safety, Transportation, and Security Laws or any environmental matter subject to indemnification by Lessee pursuant to Section 9.6 (collectively, "Indemnified Environmental Matters"); except that Lessee shall not indemnify or agree to defend Lessor to the extent Damages arc caused by the negligence, gross negligence or willful misconduct of any Lessor Indemnitee. IT IS THE INTENT OF LESSOR AND LESSEE THAT LESSEE'S OBLIGATIONS UNDER THIS SECTION 10.1 FOR INDEMNIFIED ENVIRONMENTAL MATTERS SHALL APPLY REGARDLESS OF WHETHER ANY LESSOR INDEMNITEE WOULD BE SUBJECT TO STRICT LIABILITY UNDER ENVIRONMENTAL, HEALTH, SAFETY, TRANSPORTATION, AND SECURITY LAWS FOR SUCH INDEMNIFIED ENVIRONMENTAL MATTER. Lessee's obligation under this Section 10.1 shall survive termination of this Agreement.

10.2    Lessor's Indemnity to Lessee. Lessor shall indemnify and defend Lessee, its employees, directors, partners, members, representatives, agents and affiliates (the "Lessee Indemnitees") against any and all Damages for personal injury, death, property damage or any other loss or claim to the extent arising out of the acts or omissions of any Lessor Indemnitee while on the Leased Premises or otherwise to the extent in connection with Lessor's performance of this Agreement or any matter subject to indemnification by Lessor pursuant to Section 9.6, except that Lessor shall not indemnify or agree to defend Lessee for Damages caused by the negligence, gross negligence, willful misconduct of Lessee Indemnitees or for any Damages for which Lessee is indemnifying Lessor pursuant to Section 10.1. Lessor's obligation under this Section 10.2 shall survive termination of this Agreement.

Section 11.     Insurance.

11.1    Lessee agrees to secure and maintain insurance in amounts not less than the following coverage and terms set forth in Sections 11.2, 11.3, 11.4 and 11.5.

11.2    Workers' compensation insurance in accordance with the statutory requirements of the state or states in which each Facility is located and the U.S. Longshore and Harbor Workers Act, as applicable, and employer's liability insurance with minimum limits of not less than $1,000,000.

11.3    Commercial general liability insurance with minimum limits of not less than $1,000,000 for property damage and bodily injury. Such policy(ies) shall include marine terminal operator's liability covering Lessee's operations at the Leased Premises.

11.4    Automobile liability with minimum limits of not less than $1,000.000 for property damage and bodily injury, covering all vehicles owned, hired, rented, contracted for, or used by Lessee, or Lessee's successors, assigns, employees, agents, licensees or invitees.

11.5    Umbrella liability insurance with minimum limits of not less than $10,000,000 covering excess of Employer's Liability, Commercial General Liability, and Automobile Liability.

11.6    Lessor shall maintain "all risk" or equivalent property insurance on the improvements on the Leased Premises, but not on Lessee's personal property or inventory, for full replacement cost value. Lessor shall also maintain during the Term hereof employer's liability insurance, commercial general liability insurance. Automobile liability insurance, and umbrella liability insurance at limits equivalent to those specified for Lessee in Sections 11.2, 11.3, 11.4 and 11.5 above.

11. 7    Lessor or Lessee, as applicable, shall be named as an additional insured on the policies to be maintained by the other Party as specified in this Section 11, except for Workers' Compensation insurance. Each Party shall furnish to the other certificates of insurance evidencing the insurance coverage specified herein to be maintained by the furnishing Party. Each such certificate shall provide that each of the policies to which such certificate shall pertain shall not be canceled or materially changed without thirty (30) days' prior written notice to the other Party. All insurance required to be maintained under the terms of this Agreement shall be written by insurer(s) with an A.M. Best rating of A- or better.

11.8    Each of Lessor and Lessee ("Releasing Party") hereby releases the other ("Released Party") from any liability which the Released Party would, but for this paragraph, have had to the Releasing Party arising out of or in connection with any damage to the property of Releasing Party at the Leased Premises which is or would be covered by a basic causes of loss form of property insurance with no deductible in the state in which such Leased Premises is located, regardless of whether or not such coverage is actually being carried by the Releasing Party. Lessor and Lessee shall use best efforts to have their respective policies of insurance contain a waiver of subrogation provision incorporating the above covenant and providing that the insurance shall not be invalidated by the insured's written waiver prior to a loss of any or all right of recovery against any Party for any insured loss.

11.9    Lessor's and Lessee's obligations with respect to the restoration of any Facility following any casualty event, whether insured or uninsured ("Casualty"), shall be governed by the terms and provisions of this Section 11.9. Within thirty (30) days following the Casualty, Lessor shall consult with Lessee in good faith and advise Lessee of the estimated cost (the "Cost") and time required to restore and repair such Facility to substantially its pre-loss condition (the "Loss Notice"). If the Cost is less than or equal to the sum of (i) the greater of (A) $*** or (B) the annual Base Rental Fee for such Facility as defined in Exhibit B attached hereto (or, if the number of months remaining in the Term is less than twelve (12) months, the sum of Base Rental Fees for the months remaining in the Term) and (ii) estimated insurance proceeds, if any (the "Formula"), the Lessor shall have an obligation to restore and repair the Facility to substantially its pre-loss condition, and Lessor shall commence such repair work promptly and complete same as expeditiously as commercially reasonably possible, unless Lessee elects to terminate its obligations hereunder with respect to such Facility pursuant to the following provisions of this section. If the Cost is greater than the Formula, then Lessor shall have no obligation to restore and repair the Facility and may terminate its obligations hereunder with respect to such Facility. In the event that the damage caused by the Casualty is such that it materially interferes with Lessee's ability to conduct its normal business operations at the Facility and the restoration and repair (i) cannot be completed or is not completed in *** days or (ii) cannot be completed by *** of any year during the Term of this Agreement, Lessee may terminate its obligations hereunder with respect to such Facility effective on the date of the Casualty, provided it does so by notice to Lessor no later than five (5) days after the date of the Loss Notice. During the period of restoration, the Base Rental Fee shall be equitably abated based upon the effect of the Casualty upon Lessee's ability to conduct normal business operations at the Facility. Notwithstanding anything to the contrary contained herein, Lessee shall be solely responsible for the repair and restoration of any temporary improvements, trade fixtures, equipment and any other property of Lessee made, installed or brought upon the Facility by Lessee. In the event that a Party terminates its obligations with respect to any Facility pursuant to the terms of this Section 11.9, this Agreement shall be deemed to be automatically revised and reformed to exclude such Facility as of the effective date of such termination and neither Party shall have any further obligations with respect to such Facility, except with respect to obligations accrued prior to the date of such termination or obligations accruing upon termination.

Section 12.     Condemnation.

If any Facility shall be in its entirety taken or condemned for any public purpose the Parties’ obligations with respect to such Facility shall cease as of the date of condemnation, including, but not limited to, Lessee's obligation hereunder to pay rent, taxes, and insurance premiums with respect to such Facility. If any portion of any Facility is taken or condemned to such an extent as to, in Lessee's reasonable determination, materially interfere with Lessee's ability to conduct its normal business operations at such Facility for a period of *** days or more, Lessee shall have the right to terminate its obligations with respect to such Facility by giving written notice of termination to Lessor within thirty (30) days of receiving notice of such condemnation, whereupon the obligations of the Parties with respect to such Facility, including, but not limited to Lessee's rent obligations, shall cease as to such Facility. If any Facility is partially condemned and Lessee determines the taking will not materially interfere with Lessee's ability to conduct its normal business operations at such Facility, Lessee shall be entitled to an equitable reduction in rent taking into account the effect upon Lessee's operations of the property so taken. Lessee shall be entitled to make a separate claim against the condemning authority for an award for the value of any of Lessee's property, for moving and relocation expenses, and for such business damages and/or consequential damages as may be allowed by law. In the event that a Party terminates its obligations with respect to any Facility pursuant to the terms of this Section 12, this Agreement shall be deemed to be automatically revised and reformed to exclude such Facility as of the effective date of such termination and neither Party shall have any further obligations with respect to such Facility, except with respect to obligations accrued prior to the date of such termination or obligations accruing upon termination or obligations which by their terms survive termination.

Section 13.     Limitations.

Neither Party to this Agreement shall be liable to the other Party for consequential, incidental, punitive, or indirect damages (including, but not limited to, lost profits or lost savings) arising from, relating to, or in connection with this Agreement and/or the Leased Premises, even if such Party has been advised of the possibility of or could have foreseen such damages, except to the extent such damages result from the gross negligence or willful misconduct of a Party. This limitation applies regardless of the form of action, including, but not limited to, an action in law or equity.

Section 14.     Maintenance.

Subject to the limitations set forth in this Section 14, Lessee shall be responsible for the maintenance and repair of the Leased Premises including all tanks, equipment, or improvements placed or installed on the Leased Premises, whether placed or installed by Lessee or Lessor. Lessee will maintain and operate the Leased Premises in accordance with the equipment manufacturer standards and observed historical maintenance performed at the Leased Premises. Lessee shall keep the Leased Premises free of all liens, pledges, mortgages, deeds of trust, security interests, leases, subleases, easements, servitudes and other encumbrances of any kind or nature.

Notwithstanding anything to the contrary in this Section 14, and except for repairs and maintenance resulting from the negligence or willful misconduct of Lessee, its employees, directors, partners, members, representatives, agents, contractors, invitees or affiliates. Lessor, and not Lessee, shall be responsible for (at its expense and without reimbursement from Lessee) any repairs and maintenance costing in excess of $*** per individual repair occurrence, to the extent necessary for the operations of Lessee's business on the Leased Premises in connection with the following improvements: (i) tank foundations, shells, floors, roof and insulation; (ii) dikes, containment areas and security fencing; (iii) scales; (iv) rail spurs, docks and dredging; (v) heaters and boilers; (vi) buildings and HVAC; (vii) Motor Control Center and Motor Starters (including VFD); (viii) pumps: (ix) mills; and (x) tank gauge systems. The repair and maintenance obligation of Lessor set forth above shall not apply to the annual maintenance retooling of the mills. If replacement of a mill is required, Lessor shall replace such mill and Lessee shall reimburse Lessor the first $*** of the cost to replace said mill. Lessee may not make repairs on behalf of Lessor without Lessor's prior written approval and Lessee shall obtain Lessor's prior written approval for all repair and maintenance costs expected to exceed $*** per individual occurrence, such approval not to be unreasonably withheld or delayed.

Section 15.    Possession and Access.

Lessee shall enjoy exclusive possession of the Leased Premises at all times during the Term of this Agreement, and Lessor and its agents and representatives shall have limited access to the Leased Premises for the purpose of inspection, in the case of an emergency, for the purpose of showing to potential purchasers of the Facility, lenders or investors and for any other purpose contemplated by this Agreement. Lessor and its agents and representatives shall comply with Lessee's standard safety rules and access requirements while on the Leased Premises.

Section 16.     Default.

16.1    By Lessee. Lessor may terminate this Agreement: (a) at any time for nonpayment of any sums due hereunder that are thirty (30) days past due following written notice to Lessee; or (b) if Lessee fails to perform any act or covenant under or required by this Agreement, other than a monetary default governed by Section 16.1 (a), within thirty (30) days following receipt of written notice of such default, or, if such default is of a nature that it cannot be cured within thirty (30) days, Lessee fails to commence to cure same within such thirty (30)-day period and continuously pursue such cure thereafter to completion with reasonable diligence. Should Lessee fail to cure any default, then, in addition to the right to terminate this Agreement, Lessor may take any other action permissible at law or in equity.

16.2    By Lessor. Lessee may terminate this Agreement if Lessor fails to perform any act or covenant under or required by this Agreement, provided that Lessee first provides written notice to Lessor of such alleged default and Lessor fails to cure such default within thirty (30) days following receipt of such notice, or, if such default is of a nature that cannot be cured within thirty (30) days, Lessor fails to commence to cure same within such thirty (30)-day period and continuously pursue such cure thereafter to completion with reasonable diligence. Should Lessor fail to cure such default, then Lessee may take any action permissible at law or in equity, including, without limitation, the right to terminate this Agreement, sue for damages, or sue for specific performance. Upon a default by Lessor which affects fewer than all of the Facilities, Lessee reserves the right to terminate this Agreement as to the affected Facilities and corresponding portions of the Leased Premises only.

16.3    Cross-Default. Simultaneously with the execution of this Agreement, Lessor and Lessee (or its affiliates) have entered into that certain Master Facilities Sublease Agreement with respect to facilities located in Ardmore, Oklahoma; Catoosa (EM) Oklahoma; Muskogee, Oklahoma; Parsons, Tennessee; and El Dorado, Kansas (the "Master Sublease Agreement"). A default by a Party under the Master Sublease Agreement beyond any applicable cure period permitted under such Master Sublease Agreement shall constitute a default by the applicable Party hereunder and the non-defaulting Party shall have the right to take any action permitted by this Section 16.

Section 17.     Waiver.

Any breach under this Agreement may be waived in writing by the non-breaching Party; however, such waiver shall not waive any other breach, known or unknown, and shall not constitute a future waiver of any future breach whether of similar or different character.

Section 18.     Independent Entities.

Neither Party shall have authority to bind the other by any contract, representation, understanding, act, or deed concerning the other Party; nor shall this Agreement be deemed to establish a partnership or joint venture. Neither Party shall have any right to use trademarks, trade names, or the corporate name of the other. Each Party shall have the sole responsibility for the acts and compensation of its own employees, its taxes and the expenses of the conduct of its own business.

Section 19.     Assignment.

Lessee shall not assign its rights and obligations under this Agreement without the prior written consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Lessee may assign, without the prior written consent of Lessor, this Agreement or its respective rights and obligations hereunder, in whole or in part, or sublease any Facility, to an affiliate or any successor in interest of such party, including the purchaser of all or substantially all of the assets of such party provided that such affiliate or successor assumes in writing all of Lessee's obligations hereunder and a copy of such assumption or sublease is provided to Lessor and Lessee shall not be relieved or released from liability hereunder: provided, further, that Lessor may assign, without the prior written consent of Lessee, this Agreement or its respective rights and obligations hereunder, in whole or in part, to one or more affiliates that are directly or indirectly wholly-owned by the same ultimate parent entity as Lessor or to any person or entity which (subject in all respects to Section 32 of this Agreement) purchases or is otherwise a successor in interest to Lessor's right, title and interest in the Facility and Lessor agrees to provide notice thereof before, or within three (3) days following, such assignment, provided, however. Lessor shall have no liability to Lessee nor shall Lessee have any remedies under this Agreement for failure to provide such notice, although Lessee shall not be required to recognize such assignment until notice thereof is provided by Lessor. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

Section 20.     Notices.

Any notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) hand delivered personally, (ii) mailed by certified or registered mail, return receipt requested, (iii) sent by Federal Express or other express carrier, fee prepaid, (iv) sent via facsimile with receipt confirmed or (v) sent via electronic email with receipt confirmed, provided that such notice or communication is addressed to the respective parties at the following addresses (or to such other address as may from time to time be designated by either Party):

if to Lessor:

BKEP Materials, L.L.C.
Two Warren Place
6120 S. Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Phone: (918)524-5500
Fax: (918) 524-5805
Attention: Chief Financial Officer

if to Lessee:

Ergon Asphalt & Emulsions. Inc.
P.O. Box 1639
Jackson, MS 39215-1639
2829 Lakeland Drive
Flowood, MS 39232 (physical)
Phone: (601) 933-3000
Fax: (601) 933-3350
Attention: President

With a copy to:

Watson & Jones, P.A.
P.O. Box 23546
Jackson, MS 39225-3546
2829 Lakeland Drive, Ste. 1502
Flowood, MS 39232 (physical)
Phone: (601) 939-8900
Fax: (601) 932-4400
Attn: J. Kevin Watson

Section 21.     Rights Upon Termination.

The Leased Premises shall be returned to Lessor upon termination of this Agreement in substantially the same or better condition in which received by Lessee on the date of the 2009 Agreement, reasonable wear and tear excepted. Lessee shall remove (subject to Section 7 hereof) any and all Lessee Property (which shall not include any Lessee Improvements) on the Leased Premises prior to the effective termination date of this Agreement or as promptly thereafter as reasonably practical, but in no event more than thirty (30) days after the effective termination date. In addition, Lessee shall remove all of its raw materials and asphalt products ("Lessee Inventory") from the Leased Premises as promptly thereafter as reasonably practical, but in no event more than thirty (30) days after the effective termination date. If Lessee does not remove the Lessee Property and Lessee Inventory prior to the effective termination date of this Agreement, Lessee shall pay to Lessor the Base Rental Fee for such thirty (30)-day period. In the event Lessee does not remove the Lessee Property and Lessee Inventory within thirty (30) days after the termination of this Agreement, at Lessor's option, it may deem the Lessee Property and Lessee Inventory as abandoned whereby Lessee shall not be entitled to any payment or other compensation therefor. In such event, Lessor may have the Lessee Property and Lessee Inventory removed from the Leased Premises and Lessee agrees to reimburse Lessor for the actual costs of such removal, plus a *** percent (***%) administrative fee.

Section 22.    Subordination and Estoppel Certificate.

22.1    This Agreement is subject and subordinate to all mortgages, deeds of trust and related security instruments which may now or hereafter encumber the Leased Premises and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder. This subordination shall be self-operative and no further instrument of subordination is required. In confirmation of such subordination, however, Lessee shall, at Lessor's request, execute promptly any appropriate certificate or instrument that Lessor may request. In the event of the enforcement by the trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by any such mortgage or deed of trust, Lessee will, upon request of any person or party succeeding to the interest of said trustee or beneficiary as a result of such enforcement, automatically become the tenant of, and attorn to, such successor in interest without change in the terms or provisions of this Agreement; provided, however, that such successor in interest shall not be bound by: (i) any payment of Base Rental Fee for more than one month in advance: or (ii) any amendment or modification of this Agreement made without the written consent of such trustee or such beneficiary or such successor in interest. Upon request by such successor in interest, Lessee shall execute and deliver an instrument or instruments confirming the attornment herein provided for. Lessor shall use commercially reasonable efforts to provide to Lessee within thirty (30) days following the date of this Agreement, non-disturbance agreements from Lessor's lenders in form and substance reasonably satisfactory to Lessee. Lessor shall likewise provide to Lessee non-disturbance agreements in form and substance reasonably satisfactory to Lessee from any successor or replacement lender(s) in connection with placement of any mortgage, deed of trust or similar encumbrance against the Leased Premises within thirty (30) days following the date such encumbrance is placed of record. Lessor acknowledges that Lessee's inventories may serve as collateral for Lessee's financing and agrees to subordinate in writing any applicable landlord liens to the extent same may affect Lessee's inventory.

22.2    At either Party's request, the other Party will execute either an estoppel certificate or a three-party agreement among Lessor. Lessee and any third party dealing with the requesting Party certifying to such facts (if true) and agreeing to such notice provisions and other matters as such third party may reasonably require in connection with the business dealings of requesting Party and such third party.

Section 23.    Reporting Requirements.

23.1    Within ten (10) days after the end of each calendar month, Lessee shall deliver to Lessor, with respect to each Facility, a schedule showing the amount of product, by type, received into the Facility, processed at the Facility and delivered from the Facility (the "Volumes Report"). In addition, the Volumes Report shall specifically identify the throughput at each Facility and any Excess Throughput Charges (as defined in Exhibit B) that are payable pursuant to this Agreement.

23.2    Within thirty (30) days after the end of each calendar quarter, Lessee shall deliver to Lessor a certification, signed by an authorized officer of Lessee, that Lessee has paid all taxes (other than real property taxes. which shall be paid by Lessor and reimbursed by Lessee in accordance with Exhibit B) and utility payments for the prior quarter and that Lessee has otherwise kept the Leased Premises free of all liens, pledges, mortgages, deeds of trust, security interests, leases, subleases, easements, servitudes and other encumbrances of any kind or nature.

Section 24.     Governing Law.

This Agreement shall be deemed in all respects to have been created and entered into under the laws of the State of Oklahoma except that for disputes relating to real property the laws of the State where the Leased Premises is located shall govern. The venue of any claim, dispute or legal action arising out of or from this Agreement shall be the state or federal courts within the State of Oklahoma.

Section 25.    Entire Agreement.

This Agreement (and any exhibits and schedules attached hereto) contains the entire agreement between the Parties. No modifications to this Agreement not included herein shall be valid or binding upon the Parties unless made in writing and signed by authorized representatives of each Party.

Section 26.     Headings.

All headings used in this Agreement are for convenience only, and the headings shall not be used to interpret or construe the intent of this Agreement.

Section 27.     Severability.

It is understood and agreed by the Parties that if any part, term, or provision of this Agreement is held by the courts to be illegal or in conflict with any law, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be invalid.

Section 28.     Binding Effect.

Each and all of the covenants, terms, and conditions of this Agreement shall extend to and firmly bind the successors, trustees, legal representatives, receivers, and assigns of the Parties as though the parties were themselves bound.

Section 29.     Agreement Terms Confidential.

The terms and conditions of this Agreement, including any exhibits and schedules to this Agreement, shall be kept in confidence unless otherwise mutually agreed to in writing.

Section 30.     Title to Leased Premises; Condition of Improvements.

Lessor hereby represents and warrants to Lessee that it has good and marketable title to each Facility subject only to (i) the restrictions, covenants, conditions, easements, servitudes, liens and other encumbrances to title to such Facility (collectively, "Encumbrances") that are identified in the applicable Owner's Policy of Title Insurance listed on Exhibit C attached hereto; (ii) liens in favor of Lessor's commercial lenders, including, but not limited to, JPMorgan Chase Bank, N.A., as Administrative Agent. In connection with the Credit Agreement dated as of October 25, 2010; (iii) taxes not yet due or payable or which are being contested in good faith, and mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent or past due or that are being contested in good faith; and (iv) any other Encumbrances or title defects which do not, individually or in the aggregate, materially and adversely affect the value of the leasehold estate granted herein or the ability of Lessee to use the applicable Facility for the purposes permitted under this Agreement (collectively, the "Permitted Encumbrances").

Section 31.     Quiet Enjoyment.

Lessor covenants that if Lessee shall pay rent due hereunder and perform all of its obligations hereunder, Lessee shall, for the Term of this Agreement, freely, peaceably and quietly occupy and enjoy the full possession of the Leased Premises without interruption or hindrance by Lessor, its agents or employees.

Section 32.     Rights of First Refusal; Right of First Offer.

32.1    Subject to the terms and conditions set forth below (including, without limitation. Section 32.3), if Lessor proposes or intends to sell any Facility(s) (the "Term Offered Facilities") to a third party during the Term of this Agreement then Lessee shall have the right to purchase the Term Offered Facilities (the "Term First Refusal Right") on the following terms and conditions:

(a)    If Lessor executes a contract or letter of intent to sell the Term Offered Facilities to a Third Party, which transaction is expected to close during the Term of this Agreement, Lessor shall provide Lessee with written notice setting forth the Term Offered Facilities, the proposed sale price and other material terms and conditions upon which Lessor intends to sell the Term Offered Facilities to a third party (the "Term ROFR Notice"). Within 30 days after it receives the Term ROFR Notice (the "Term ROFR Period"), Lessee may deliver written notice (the "Term Exercise Notice") to Lessor that Lessee is exercising its Term First Refusal Right and will purchase the Term Offered Facilities for the price and upon the terms and conditions contained in the Term ROFR Notice. If Lessee does not deliver the Term Exercise Notice to Lessor during the Term ROFR Period, then Lessor shall thereafter be free to sell the Term Offered Facilities to a third party substantially on the terms and conditions contained in the Term ROFR Notice or pursuant to higher or more favorable terms and conditions.

(b)    Notwithstanding anything to the contrary contained herein, the Term First Refusal Right shall not apply to any mortgage of the Leased Premises or the Facilities or any portion thereof to secure the repayment of borrowings by Lessor or any or its Affiliates. A foreclosure sale by such lender shall not be a sale to which the Term First Refusal Right shall be applicable, and upon any such foreclosure sale the Term First Refusal Right shall terminate automatically and be of no further force or effect notwithstanding the existence of, or any term contained in, any non-disturbance agreement from Lessor's lenders. In clarification of the foregoing, after any such foreclosure sale, the Term First Refusal Right shall never apply. In the event of a foreclosure sale, to the extent that Lessor receives notice thereof, Lessor shall provide Lessee notice of such sale, including the date, time and place of sale, if known by Lessor; such notice to be provided by Lessor within five (5) business days following Lessor's receipt of such information, if any. As used herein, "foreclosure sale" shall include a conveyance in lieu of foreclosure. It is the intention of the Parties that the

Term First Refusal Right be subordinate to any mortgage presently encumbering the Leased Premises and the Facilities.

32.2    Subject to the terms and conditions set forth below (including, without limitation, Section 32.3), if Lessor proposes or intends to sell or lease any Facility(s) (the "Expiration Offered Facilities") commencing upon the expiration of the Term of this Agreement, then Lessor shall give written notice to Lessee no later than eighteen (18) months prior to the expiration of the Term of this Agreement (the "Expiration ROFO Notice"). Within five (5) business days after the receipt of the Expiration ROFO Notice, Lessee may elect to exercise its rights of first offer by delivering a notice of exercise ("Expiration Exercise Notice") to Lessor. During the 30-day period following receipt of the Expiration Exercise Notice (the "Expiration ROFO Period"), Lessee shall have the right to make an offer to Lessor for the purchase or lease, as applicable, of such Expiration Offered Facilities (the "Initial Offer"). Lessor shall consider the Initial Offer and any other offers for any or all of the Expiration Offered Facilities in good faith and shall select the offer(s) that Lessor deems most attractive in its sole discretion, or no offer. If Lessor selects an offer(s) other than the Initial Offer or no offer, it shall give written notice to Lessee that it has not selected the Initial Offer (the "Rejection Notice"). Lessee shall have the right to submit a revised offer (the ''Last Look Offer") to Lessor for the Expiration Offered Facilities within five (5) business days after receipt of the Rejection Notice. Lessor shall consider the Last Look Offer and any other offers for any or all of the Expiration Offered Facilities in good faith and shall select the offer(s) that Lessor deems most attractive in its sole discretion, or no offer. For the avoidance of doubt, Lessor shall not be required to provide, and Lessee shall not have the right to know, the terms or conditions of any other offer for any or all of the Expiration Offered Facilities. If Lessee docs not deliver (i) the Expiration Exercise Notice to Lessor within five (5) business days after receipt of the Expiration ROFO Notice or (ii) the Initial Offer or the Last Look Offer to Lessor within the time periods specified above, then Lessor shall thereafter be free to sell or lease any or all of the Expiration Offered Facilities to a third party or parties on such terms and conditions as it may deem appropriate.

32.3    The obligation of Lessor to provide the Term ROFR Notice, the Expiration ROFO Notice and the corresponding rights of Lessee contained in this Section 32, including, without limitation, the Term First Refusal Right and the right to make the Initial Offer and the Last Look Offer, shall only apply if Lessee is not in default under this Agreement. In addition, the rights and obligations in this Section 32, including, without limitation, the Term First Refusal Right, shall not apply to any proposed sale or lease of more than two-thirds of the total asphalt facilities owned or leased by Lessor in a single transaction or a series of related transactions (collectively, a "Transfer") or to the proposed sale or lease of any Facility in connection with any such Transfer.

Section 33.    Memorandum of Lease.

Promptly upon execution of this Agreement, Lessor and Lessee shall execute and deliver a memorandum of this Agreement in form reasonably satisfactory to Lessor and Lessee for recording in the land records of the jurisdictions in which the Leased Premises are located.

Section 34.     No Conflicts.

Each Party represents and warrants that its execution, delivery and performance of this Agreement does not and will not (a) violate its organizational documents, (b) violate or result in a material default, or require any consent or approval, under (x) any agreement, contract or instrument to which it is a party or, in the case of Lessor, to which any of the Facilities are subject, (y) any judgment, writ, order, injunction or decree of any court that is applicable to it, or, in the case of Lessor, any of the Facilities, or (z) any applicable law, which violation or default or failure to have such consent or approval in the case of clauses (x) through (z) would have a material adverse effect on the ability of it to perform its obligations hereunder.

Section 35.     Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument. Delivery of an executed signature page of this Agreement in Portable Document Format (pdf) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Agreement.

[Signature page follows.]

This Agreement has been executed by the authorized representatives of each Party as indicated below to be effective as of the Effective Date.

LESSOR:

BKEP MATERIALS, L.L.C.

By:
Name:
Title:

BKEP ASPHALT, L.L.C.

By:
Name:
Title:

[Signature Page to Master Facilities Lease Agreement]

LESSEE:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s J. Baxter Burns
Name:	J. Baxter Burns, II
Title:	Executive Vice President

[Signature Page to Master Facilities Lease Agreement]

EXHIBIT A-1

FACILITIES

AUSTIN, TX

BEING 3.29 ACRES OF LAND, MORE OR LESS, OUT OF AND A PART OF TRACT 5-B, OF SUBDIVISION OF THE MRS. A.B. PAYTON ESTATE, A PORTION OF THE JAMES P. WALLACE LEAGUE, IN TRAVIS COUNTY, TEXAS, ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN/UNDER BOOK 3, PAGE 259 OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS, SAID 3.29 ACRE TRACT BEING OUT OF 5.58 ACRES AS DESCRIBED IN/UNDER VOLUME 2274, PAGE 504 OF THE REAL PROPERTY RECORDS OF TRAVIS COUNTY, TEXAS, SAID 3.29 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS, TO-WIT:

BEGINNING AT A ½ INCH IRON ROD FOUND ON THE WESTERLY RIGHT-OF-WAY LINE OF THE MISSOURI PACIFIC RAILROAD, SAID POINT ALSO BEING THE NORTHEAST CORNER OF LOT THREE (3) OF THE ATRIUM, A SUBDIVISION RECORDED IN VOLUME 83, PAGE 125C OF THE PLAT RECORDS OF TRAVIS COUNTY, STATE OF TEXAS; THENCE NORTH 61° 07' 47" WEST, ALONG THE NORTHERLY LINE OF SAID LOT 3 (PLAT CALL IS NORTH 61 ° 06' 34" WEST), A DISTANCE OF 403.53 FEET (PLAT CALL IS 403.29 FEET), TO A FOUND 1/2 INCH IRON ROD AT THE NORTHWEST CORNER OF SAID LOT 3, SAID NORTHWEST CORNER ALSO BEING IN THE EASTERLY RIGHT-OF-WAY LINE OF MO-PAC EXPRESSWAY; THENCE NORTHEASTERLY ALONG SAID EASTERLY RIGHT-OF-WAY LINE, ALONG A CURVE TO THE RIGHT, WITH A CHORD BEARING OF NORTH 41° 58' 04" EAST, A CHORD DISTANCE OF 358.93 FEET, A RADIUS OF 627.07 FEET, AND AN ARC DISTANCE OF 364.01 FEET TO A FOUND TEXAS DEPARTMENT OF TRANSPORTATION (TXDOT) BRASS MONUMENT; THENCE CONTINUING ALONG SAID EASTERLY RIGHT-OF-WAY LINE, NORTH 58° 37' 22" EAST, A DISTANCE OF 97.65 FEET TO A FOUND 3/4 INCH IRON ROD ON THE SOUTHERLY LINE OF A TRACT CONVEYED TO JOHN JOSEPH, RECORDED IN VOLUME 3365, PAGE 1163 OF THE DEED RECORDS OF TRAVIS COUNTY, STATE OF TEXAS, FROM WHICH BEARS A FOUND 3/4 INCH BOLT NORTH 58° 38' 17” EAST, A DISTANCE OF 84.82 FEET; THENCE SOUTH 61° 11' 45" EAST, ALONG SAID SOUTHERLY LINE, A DISTANCE OF 204.56 FEET TO A FOUND 1/2 INCH IRON ROD IN THE WESTERLY RIGHT-OF-WAY LINE OF THE MISSOURI PACIFIC RAILROAD, FROM WHICH BEARS A FOUND 1/2 INCH BOLT, NORTH 19° 49' 45" EAST, A DISTANCE OF 75.00 FEET: THENCE SOUTH 19° 49' 34" WEST, ALONG SAID WESTERLY RIGHT-OF-WAY LINE, A DISTANCE OF 440.07 FEET TO THE POINT OF BEGINNING.

DODGE CITY, KS

Lots 1, 2, 3, 4, 5 and 6, Block 1, Gremar Addition, a subdivision of part of the North Half (N/2) of the Northwest Quarter (NW/4) of Section 32, Township 26 South, Range 24 West of the 6th P.M., Ford County, Kansas

ENNIS, TX

TRACT I:

All that certain lot, tract or parcel of land situated in the City of Ennis, Ellis County, Texas, and being part of the Claiborne Garrett Survey Abstract 383, and also being a portion of Lot 1 of Koch Subdivision, an addition to the City of Ennis, as recorded in Cabinet C, Slide 30, Map Records of Ellis County, and being more particularly described as follows:

BEGINNING at a 1/2 inch iron rod found for corner in the westerly right-of-way line of Old Highway 75 (an unknown width public right-of-way) at the northeasterly corner of said Lot 1:

THENCE in a southerly direction along said westerly line of Old Highway 75 and along a curve to the left whose chord bears South 32 degrees 09 minutes 15 seconds East a distance of 336.57 feet and having a radius of 2924.79 feet, a central angle of 06 degrees 36 minutes 49 seconds and an arc length of 336. 76 feet to a point for corner in the northerly line of a gravel road;

THENCE in a westerly and southwesterly direction along the northerly and northwesterly line of said public street the following calls;

South 55 degrees 48 minutes 50 seconds West a distance of 145.17 feet to a point for corner;

South 61 degrees 59 minutes 19 seconds West a distance of 230.94 feet to a point for corner;

South 48 degrees 06 minutes 08 seconds West a distance of 130.41 feet to a point for corner;

South 26 degrees 39 minutes 28 seconds West a distance of 55. 10 feet to a point for corner;

THENCE North 29 degrees 14 minutes 07 seconds West a distance of 136.56 feet to a point for corner being the beginning of a curve to the right;

THENCE in a northerly direction along said curve to the right having a radius of 413.39 feet, a central angle of 17 degrees 49 minutes 00 seconds and an arc length of 128.55 feet to a point for corner being the end of said curve;

THENCE North 11 degrees 25 minutes 07 seconds West a distance of 74.33 feet to a point for a corner;

THENCE North 61 degrees 25 minutes 18 seconds East a distance of 78.60 feet to a point for corner;

THENCE North 11 degrees 25 minutes 07 seconds West a distance of 79.73 feet to a point for corner in the northerly line of said Lot 1;

THENCE North 61 degrees 33 minutes 18 seconds East along the northerly line of said Lot 1 a distance of 388.52 feet to the POINT OF BEGINNING and containing 178,541 square feet or 4.0987 acres, more or less.

TRACT II:

ALL that certain lot, tract or parcel of land being situated in the CLAIBORNE GARRETT SURVEY, ABSTRACT NUMBER 383, City of Ennis, Ellis County, Texas, and being those same parcels as conveyed to Owens Corning Composite Materials LLC, warranty deed recorded in Volume 2279, Page 275, Official Public Records, Ellis County, Texas, and being described as Tract Two - Tract One and Tract Two herein, with Tract Three being a portion of LOT 1, KOCH SUBDIVISION, an Addition to the City of Ennis, Ellis County, Texas, according to the Plat thereof recorded in Cabinet C, Slide 30, Map Records, Ellis County, Texas, and all being more particularly described by metes and bounds as follows:

PARCEL ONE:

BEGINNING at a point for corner at the intersection of the southerly right-of-way line of Cedar Road (an apparent 50 foot wide public right-of-way) and the westerly right-of-way line of Old Highway 75 (an unknown width public right-of-way), said point also being on a curve whose radius point bears North 71 degrees 37 minutes 54 seconds East, a distance of 2924. 79 feet;

THENCE Southerly, with said curve and said westerly right-of-way line, passing a found 1/2 inch iron rod at 0.28 feet, continuing through a central angle of 09 degrees 18 minutes 48 seconds, an arc distance of 4 475.42 feet to a point for corner being the northeast corner of Lot 1 of Koch Subdivision as filed in Cabinet C, Slide 30, Map Records of Ellis County, Texas;

THENCE South 6l degrees 25 minutes 18 seconds West, departing said right-of-way line, a distance of 498.40 feet to a point for corner on the easterly right-of-way line of the Texas Midland Railroad Company property (a 30 foot wide railroad right-of-way);

THENCE North 11 degrees 25 minutes 07 seconds West, along said railroad right-of-way, a distance of 494.35 feet to a point for corner;

THENCE North 61 degrees 25 minutes 18 seconds East, a distance of 388.81 feet to the POINT OF BEGINNING and containing 206,786 square feet or 4.7472 acres of land, more or less.

PARCEL TWO:

Being a tract or parcel of land situated in the City of Ennis, Ellis County, Texas, and being part of the Claiborne Garrett Survey Abstract 383, and also being a portion of Lot 1 of Koch Subdivision, an addition to the City of Ennis as recorded in Cabinet C, Slide 30 of the Map Records of Ellis County, and being more particularly described as follows:

BEGINNING at a point for corner at an iron rod set in the Northwesterly line of a public street said point being the southwesterly corner of said Lot 1;

THENCE North 29 degrees 14 minutes 07 seconds West along the westerly line of said Lot 1 a distance of 156.88 feet to a point for corner being the beginning of a curve to the right;

THENCE in a Northerly direction continuing along said westerly line and along said curve to the right having a radius of 443.39 feet, a central angle of 17 degrees 49 minutes 00 seconds, and an arc length of 137.88 feet to a point for corner being the end of said curve;

THENCE North 11 degrees 24 minutes 13 seconds West continuing along said westerly line a distance of 145.08 feet to a point for corner;

THENCE North 61 degrees 25 minutes 18 seconds East along the northerly line of said Lot 1 a distance of 109.88 feet to a point for corner;

THENCE South 11 degrees 25 minutes 07 seconds East a distance of 79.73 feet to a point for corner;

THENCE South 61 degrees 25 minutes 18 seconds West a distance of 78.60 feet to a point for corner;

THENCE South 11 degrees 25 minutes 07 seconds East a distance of 74.33 feet to the beginning of a curve to the left;

THENCE in a southerly direction along said curve to the left having a radius of 413.39 feet, a central angle of 17 degrees 49 minutes 00 seconds, an arc length of 128.55 feet to a point for corner being the end of said curve;

THENCE South 29 degrees 14 minutes 07 seconds East a distance of 136.56 feet to a point for corner in a gravel road;

THENCE South 26 degrees 39 minutes 28 seconds West along the northwesterly line of said gravel road, a distance of 36.24 feet to the POINT OF BEGINNING and containing 18,881 square feet or 0.4334 acres of land, more or less.

TRACT III:

Easement Estate created in Easement dated June 7, 1977, recorded in Volume 610, Page 906, Deed Records, Ellis County, Texas; as affected by Assignment and Assumption of Easement dated December 31, 2007, filed January 16. 2008, recorded under Volume 2362, Page 2045 of the Real Property Records of Ellis County, Texas.

FONTANA, CA

All that certain real property situated in the County of San Bernardino, State of California, described as follows:

Parcel No. 1:

The West 198 feet of that portion of Lot 942, described as follows: All that portion of Lot 942, according to map showing subdivisions of lands belonging to the SEMI-TROPIC LAND AND WATER COMPANY, in the City of Fontana, County of San Bernardino, State of California, as per plat recorded in Book 11 of Maps, Page 12, records of San Bernardino County, lying East of line that is 40 feet East of the East line of the railway line of the Southern Pacific Railroad right of way, Declez Spur, as described in documents recorded in Book 78 of Deeds, Page 71, records of San Bernardino County. Areas and distance computed to street centers as shown on said Map; containing 3.0 acres, more or less.

Parcel No. 2:

That portion of a vacated street formerly known as Live Oak Avenue, lying West of the West line of Lot 942, according to map showing subdivision of lands belonging to the SEMI-TROPIC LAND AND WATER COMPANY, in the City of Fontana, County of San Bernardino, State of California, as per plat recorded in Book 11 of Maps, Page 12, records of said San Bernardino County, said street being 40 feet wide and abandoned and vacated by a resolution of the City of Fontana, recorded December 12, 1966, as Document No. 583; of Official Records.

HALSTEAD, KS

Lots 1 and 2, Block 1, Industrial Park, an addition to the City of Halstead, Harvey County, Kansas.

LAS VEGAS, NV

All that certain real property situated in the County of Clark, State of Nevada, described as follows:

PART ONE (I):

That portion of the West half (W 1/2) of the Southeast quarter (SE 1/4) of the Southeast quarter (SE 1/4) of the Northeast quarter (NE 1/4) of Section 31, Township 21 South, Range 61 East, M.D.M., lying Northerly of the Northerly boundary of the Union Pacific Railroad right of way.

EXCEPT the interest in the Northerly thirty (30) feet of said land conveyed to Clark County for road purposes by deed recorded January 3, 1962 in Book 335 Doc/Inst. No. 270990, Official Records, Clark County, Nevada.

APN: 162-31-605-001

LAWTON, OK

Lot 1, Block 3, Lawton Industrial Park Part II, an addition to the City of Lawton, Oklahoma, Comanche County, Oklahoma, which Lot is described in the Warranty Deed recorded in Book 1450, page 38, as follows:

A tract of land described as beginning at a point on the south right of way line of the Burlington Northern Railroad, said point being 3,216.47 feet North 00°24'28" East and 977.856 feet North 85°01'03.47" West of the Southeast Corner of the Southwest Quarter of Section 31, Township 2 North, Range 12 West, I.M., Comanche County, Oklahoma;

THENCE South 00°21'22" West a distance of 382 feet;

THENCE North 89°38'38" West a distance of 320 feet;

THENCE North 00°21'22"' East a distance of 215 feet;

THENCE North 33°59'11.39" West a distance of 261.236 feet;

THENCE in an easterly direction along a curve to the left having a radius of 5779.578 feet a distance of 354.065 feet;

THENCE South 85°01'03.47" East a distance of 115.935 feet to the point of beginning.

LITTLE ROCK, AR

Part of the West half (W 1/2) of the Northwest Quarter (NW 1/4), Northeast Quarter (NE 1/4), Section Thirty-Five (35), Township 1 North, Range 12 West, Pulaski County, Arkansas, more particularly described as follows: starting at the Northwest corner of said NE ¼, Section 35: thence South 0 degrees 5 minutes West 326.95 feet deeded (South 1 degrees 45 minutes 29 seconds West 326.95 feet measured) along the North-South center line of Section 35 to the point of beginning: thence South 89 degrees 53 minutes East 659.8 feet deeded (South 88 degrees 12 minutes 50 seconds East 659.80 feet measured) to a point; thence South 0 degrees 03 minutes East 328.2 feet deeded (South 1 degrees 45 minutes 15 seconds West 328.20 feet measured) to a point: thence North 89 degrees 47 minutes West 660.6 feet deeded (North 88 degrees 06 minutes 20 seconds West 659.82 feel measured) to a point: thence North 0 degrees 05 minutes East 326.95 feet deeded
(North 1 degrees 45 minutes 29 seconds East 326.95 feet measured) along the North-South center line of Section 35, to the point of beginning.

MEMPHIS (EM), TN

PARCEL 1:

Lots 109 and 110 of the Memphis and Shelby County Port Commission's Industrial Subdivision, as shown on record in Plat Book 17, Page 2, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

PARCEL 2:

Lot 111 or the Memphis and Shelby County Port Commission's Industrial Subdivision, as shown on record in Plat Book 17, Page 2, in the Register's Office or Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

READING, PA

PREMISES A:

ALL THAT CERTAIN tract or parcel of land situate in the Township of Muhlenberg County of Berks and Commonwealth of Pennsylvania, and being more fully bounded and described as follows, to wit:

BEGINNING at a point in line of property of Windsor Service, Inc., said point being 500.68 feet more or less East of the centerline of Traffic Route 61, formerly Route 122, known as the Pottsville Pike, said point being also in the northerly line of property conveyed by L.H. Focht & Son, Inc., to Windsor Service, Inc., by Deed dated September 12, 1961, in Deed Book Volume 1395, page 830; thence along property of Windsor Service, Inc., North 22 degrees 45 minutes 45 seconds East, a distance of 563.12 feet more or less and North 21 degrees 03 minutes 34 seconds West, a distance of 100.00 feet more or less to a point in line of property of L.H. Focht & Son, Inc.; thence along same North 68 degrees 56 minutes 26 seconds East, a distance of 642.087 feet more or less to a point in the westerly right of way line of the Schuylkill Division of the Pennsylvania Railroad; thence along same South 8 degrees 28 minutes West, a distance of 77.145 feet to a Pennsylvania Railroad Monument, and South 9 degrees 28 minutes West, a distance of 777.58 feet more or less to an iron pin in line of property of Windsor Service, Inc.; thence along same South 89 degrees 30 minutes West, a distance of 642.45 feet more or less to the place of Beginning.

CONTAINING in area 9.5 acres of land, more or less.

PREMISES B:

ALL THAT CERTAIN lot or piece of ground, with the buildings and improvements thereon erected, situate in the Township of Muhlenberg, County of Berks and Commonwealth of Pennsylvania, described according to a survey thereof made by William H. Dechant & Sons, dated December 31, l 921, as follows, to wit:

BEGINNING at an iron pin in the middle of Centre Turnpike Fifty feet Southeastward, measured on a radial line from the center line of a siding leading from the Philadelphia and Reading Railway into a Quarry, known as Gehret’s Quarry; thence in a general Eastward direction, concentric with and fifty feet radially from the center line of said siding, by a curve to the right, having a radius of Two hundred and Ninety-eight feet five and three-eighths inches, an arc distance of Two hundred and Fifty-eight feet nine inches to a point; thence through land of Reading Company South 02 degrees 45 minutes West Three hundred and twenty-seven feet eight and three-eighths inches to a point; and North 87 degrees 15 minutes West Two hundred and fifty feet eight and one-eighths inches to an iron pin in the middle of the Turnpike, aforesaid, and thence along the middle of said
Turnpike North 02 degrees 45 minutes East 330 feet to the point of beginning.

CONTAINING 2 acres.

PREMISES C:

ALL THAT CERTAIN lot or piece of ground situate in the Township of Muhlenberg, County of Berks and State of Pennsylvania, bounded and described as follows:

BEGINNING at a point in line of Berks Products Corporation; said point being 500.68 feet East of Traffic Route #122, on South side of a 20 ft. wide right of way reservation; thence along property of Windsor Service, Inc., the following bearings and distances; North 0 degrees 30 minutes West 240.73 feet and North 38 degrees 18 minutes 04 seconds East, a distance of 354.93 feet to a point in line of property of Berks Products

Corporation; thence along property of Berks Products Corporation South 22 degrees 45 minutes 45 seconds West, a distance of 563.12 feet to the place of beginning.

CONTAINING .614 acres.

PREMISES D:

ALL THAT CERTAIN tract or parcel of land situate in the Township of Muhlenberg, County of Berks and State of Pennsylvania, more particularly bounded and described as follows, to wit:

BEGINNING at a point in the middle of Center Turnpike, locally known as a state highway, Traffic Route 122, said point being a corner in common property now or late of L.H. Focht and Son, Inc., and the herein described premises, thence along property now or late of L.H. Focht and Son, Incorporated, north 68 degrees 56 minutes and 26 seconds east the distance of 734 feet and 8 3/4 inches to a point, thence along property of now or late Berks Products Corporation, south 21 degrees 03 minutes 34 seconds east the distance of 100 feet to a point, thence along the property of now or late Berks Products Corporation, south 38 degrees 18 minutes 04 seconds west the distance of 354.93 feet to a point, thence along property of now or late of Berks Products Corporation south 0 degrees 30 minutes east the distance of 240 feet 8 3/4 inches to a point in line, a property now or late of L.H. Focht and Son Incorporated, thence along the said property now or late of L.H. Focht and Son Incorporated, south 89 degrees 30 minutes west, the distance of 250 feet to a point, a corner of Arthur L. Walborn, thence along property of Arthur L. Walborn, north 0 degrees 30 minutes west the distance of 327 feet 8 3/8 inches to a point, thence still along same by a line curving to the left, having a radius of 298 feet 5 3/8 inches, the distance of 258 feet 9 inches to a point in the aforementioned Center Turnpike, thence along the middle of the said Turnpike north 0 degrees and 30 minutes west, the distance of 22 feet 11 1/8 inches to the place of beginning.

CONTAINING 4 acres 19.7 perches.

RESERVING AND EXCEPTING therefrom, however, unto the said Berks Products Corporation, its successors and assigns, a 20 feet wide right of way along the southern boundary line of the herein conveyed property and extending from property of Arthur L. Walborn to property now or late of Berks Products Corporation, for a distance of 250 feet, more particularly bounded and described as follows:

BEGINNING at a point in line of property now or late of L.H. Focht and Son, Inc., and a corner of the above described tract, thence along property of Arthur L, Walborn, North 0 degrees and 30 minutes West, the distance of 20 feet to a point, thence along the above described tract (leased herein), North 89 degrees and 30 minutes East, the distance of 250 feet to a point in line of property of now or late Berks Products Corporation, thence along property of now or late of Berks Products Corporation, South 0 degrees and 30 minutes East, the distance of 20 feet to a point in line of property now or late of L.H. Focht and Son, Inc., thence along property now or late of L.H. Focht and Son, Inc., South 89 degrees and 30 minutes West, the distance of 250 feet to the place of beginning.

PREMISES E:

ALL THAT CERTAIN tract or piece of ground situate in the Township of Muhlenberg, County of Berks and State of Pennsylvania, bounded and described as follows:

BEGINNING at a drill hole in the center line of Pennsylvania State Highway U.S. Route 122, known as the Pottsville Pike, and in line between lands now or late of G.W. Focht Stone Company and the Texas Oil Company; thence along said line South 86 degrees 36 minutes East, a distance of 1141.34 feet to an iron pin in the westerly right-of-way line of the Schuylkill Valley Division of the Pennsylvania Railroad; thence along the same South 13 degrees 15 3/4 minutes West a distance of 222.79 feet to an iron pin in line of property now or late of Reading Company; thence along the same South 79 degrees 52 minutes West a distance of 877.74 feet to an iron pin: thence still along the same North 3 degrees 24 minutes East a distance of 350 feet to an iron pin: thence still along the same North 86 degrees 36 minutes West a distance of 250 feet to a drill hole in the center line of said Pennsylvania State Highway U.S. Route 122, known as the Pottsville Pike: thence along the same North 03 degrees 24 minutes East a distance of 75 feet to the place of Beginning.

CONTAINING 6 acres and 133.66 perches.

EXCEPTING AND RESERVING therefrom a tract of land containing 8.38 Acres; Koch Properties Site being Lot 2 on Subdivision Plan recorded in Plan Book 240, Page 1, conveyed to New Penn Motor Express, Inc., dated December 15, 1999 in Volume 3161, Page 1778.

The above premises A through E which are contiguous parcels, are further described in accordance with a survey by Ludgate Engineering Corporation dated 3-29-05, Drawing No. 04200405, as follows:

ALL THAT CERTAIN parcel of ground with the improvements thereon situate in Muhlenberg Township, Berks County, Pennsylvania, being on the east side of Pottsville Pike, shown on a plan prepared by Ludgate Engineering Corporation, Plan No. E-4200499, and being more fully bounded and described as follows TO WIT:

BEGINNING at a point in the pavement of Pottsville Pike, a corner of lands of Gary D. and Mary O. Wolfe: thence along lands of Wolfe North 67 degrees 53 minutes 26 seconds East 1044.59 feet to a point, a corner of Lot #2; thence along Lot #2 the sixteen following courses and distances:

1.     South 09 degrees 03 minutes 57 seconds East 406.52 feet to a point.

2.     South 20 degrees 21 minutes 16 seconds West 52.85 feet to a point.

3.     South 61 degrees 17 minutes 05 seconds West 122.29 feet to a point.

4.     South 83 degrees 00 minutes 41 seconds West 81.96 feet to a point.

5.     North 68 degrees 17 minutes 25 seconds West 37.12 feet to a point.

6.     North 37 degrees 16 minutes 56 seconds West 57.59 feet to a point.

7.     South 54 degrees 51 minutes 42 seconds West 10.47 feet lo a point, a corner of Lot # 1.

8.     South 20 degrees 51 minutes 15 seconds West 49.50 feet to a point.

9.     South 39 degrees 15 minutes 53 seconds West 222.48 feet to a point.

10.     South 37 degrees 22 minutes 09 East 43.29 feet to a point.

11.     South 83 degrees 46 minutes 15 seconds East 38.25 feet to a point.

12.     South 21 degrees 09 minutes 44 seconds East 44.38 feet to a point.

13.     South 15 degrees 50 minutes 35 seconds West 31.38 feet to a point.

14.     South 20 degrees 11 minutes 53 seconds East 158.06 feet to a point.

15.     South 75 degrees 18 minutes 33 seconds West 176.94 feet to a point.

16.	South 14 degrees 41 minutes 27 seconds West 99.99 feet to a bent pipe, a corner of New Penn Motor Express and Giorgio Foods, Inc.

Thence along Giorgio Foods, Inc., the three following courses and distances:

1.     South 75 degrees 18 minutes 33 seconds West 311.46 feet to a point.

2.     North 01 degree 21 minutes 42 seconds West 348.92 feet to an iron pipe.

3.	South 88 degrees 36 minutes 36 seconds West 249.80 feel to a point 111 the pavement of Pottsville Pike.

Thence in and along Pottsville Pike North 01 degree 18 minutes 04 seconds West 427.93 feet to a point, the place of BEGINNING.

CONTAINING 14.40 Acres.

Tax ID/Parcel No. 66-5309-19-51-9494

BEING THE SAME PREMISES which Koch Materials Company, a Delaware corporation, by Deed dated May 27, 2005, but made effective as of May 31, 2005, and recorded June 7, 2005, in the Recorder of Deeds Office in and for Berks County, PA, in Book 4596, page 1495, granted and conveyed unto SemMaterials. LP, an Oklahoma limited partnership.

SALINA, KS

TRACT A: A tract in the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section Eleven (11), Township Fourteen (14) South, Range Three (3) West of the 6th P.M., Saline County, Kansas, which is described as follows:

Beginning at the Northwest corner of said NE/4: thence South along the West line of said NE/4, 378.92 feet: thence East 93.61 feet; thence North 122.22 feet; thence S88°25'00"E, 621.84 feet to the West Right-of-Way Line of Dry Creek Channel: thence N05°22'00"E 272.80 feet to the North line of said NE/4; thence N89°49'26'' W along said North line 740.73 feet to the point of beginning: said property including all or a substantial portion of portion of Lot Five (5), Block One (1), Final Plat of Hixson-Lebenbaurer Subdivision PUD, Saline County, Kansas.

As measured:

Beginning at the Northwest corner of said NE/4; thence South along the West line of said NE/4, 378.69 feet: thence East 93.66 feet: thence North 122.11 feet; thence S88°31'47"E, 621.79 feet to the West Right-of-Way line of Dry Creek Channel; thence N05°24'37"E, 271.50 feet to the North line of said NE/4; thence N89°49'26"W along said North line 741.03 feet to the point of beginning; said property including all or a substantial portion of Lot Five (5), Block One (1), Final Plat of Hixson-Lehenbaurer Subdivision PUD, Saline County, Kansas.

TRACT B: A tract of land in the South Half of Section 2, Township 14 South, Range 3 West of the 6th Principal Meridian in Saline County, Kansas more particularly described as follows:

Beginning at the SW Corner of the SE 1/4 of Section 2, Township 14 South, Range 3 West; thence east along the south line of said SE 1/4 of an assumed bearing of N89°l5'l4''E a distance of 1270.13 feet to the center of the old channel of Dry Creek; thence along center of the channel of Dry Creek on the following described courses: l. N02°33'00"E, 37.00 feet; 2. N14°02'00"W, 50.00 feet; 3. N29°34'00"W, 60.00 feet; 4. N54°55'00"W, 47.00 feet; 5. N58°46'00"W, 46.00 feet; 6. N87°32'00"W, 59.00 feet; 7. S76°50'00"W, 32.00 feet; 8. S68°24'00"W, 120.00 feet; 9. N59°38'00"W, 45.00 feet; 10. N33°2’00"W, 184.00 feet; 11. Nl6°40'00"E, 114.00 feet; 12. N06° 13'00"W, 112.00 feet; 13. N30°57'00''E, 47.00 feet; l4. N67°30'00"E, 57.00 feet; 15. N38°57'00"E, 43.00 feet; 16. N37°03'00"W, 38.00 feet; 17. N64°4l'00"W, 96.00 feet; 18. N46°53'00"W, 54.00 feet; 19. N 13°37'00"W, 87.00 feet; 20. N20°27’00"E, 56.00 feet; 21. N57°56'00"E, 45.00 feet; 22. N78°05'00"E, 54.00 feet; 23. S79°04'00"E, 70.00 feet; 24. S71°11'00"E, 170.00 feet; 25. S74°29'00"E, 72.00 feet; 26. S23°36'00"E, 52.00 feet; 27. S01°43'00''W, 40.00 feet; 28. Sl3°54'00"W, 148.00 feet; 29. S05°18'00"E, 62.00 feet; 30. S47°00'00"E, 45.00 feet; 31. S71°48'00"E, 87.00 feet: 32. S88°10'00"E, 40.00 feet; 33. N49°00'00"E, 31.00 feet; 34. N39°20'00''E, 59.00 feet; 35. N00°18'00"E, 45.00 feet; 36. N03°28'00"W, 121.00 feet; 37. N 10°48'00"E, 102.00 feet; 38. N l0°12'00"E, 120.00 feet; 39. N04°06'00"W, 24.71 feet; thence leaving the center of the channel of Dry Creek S89°15'14"W, 1714.94 feet to a point on the Easterly right-of-way of the Union Pacific Railroad; thence S11°37'44"E, along said Easterly right-of-way 962.19 feet to a point on the South line of the SW 1/4 of said Section 2; thence N89°36'26"E, 108.58 feet back to the Point of Beginning.

NORTH SALT LAKE CITY, UTAH

PARCEL 1:

A parcel of land lying in the Southeast Quarter of Section 35, Township 2 North, Range 1 West, Salt Lake Base and Meridian, being more particularly described as follows:

Commencing at a point North 1830.40 feet and West 747.0 feet from the Southeast corner of said Section 35; and running thence South 8° 49'35" West 403.76 feet to the beginning of a curve to the right, having a central angle of 58° 28'40'', a radius of 358.10 feet; thence along the arc of said curve 365.49 feet to the point of tangent; thence South 89° 53'35" West 81.93 feet; thence North 0° 06'25" West 569.73 feet to the Southerly right of way of Moss Street; thence North 89° 53'35" East 449.18 feet to the point of beginning.

Parcel ID # 06-086-0032

PARCEL 2:

A parcel of land which lies within the Southeast Quarter of Section 35, Township 2 North, Range 1 West, Salt Lake Base and Meridian, said parcel being more particularly described as follows:

Beginning at a point which lies North 1830.40 feet and West 1196.18 feet from the Southeast corner of said Section 35, said point also lies on the South right-of-way line of 1100 North Street (Moss Street by deed); and running thence South 89° 53'35" West along said right of way line 102.29 feet; thence South 00° 06'25" East 155.71 feet: thence South 89° 53'35" West 280.00 feet; thence South 00° 06'25" East 414.02 feet; thence North 89° 53'35" East 382.29 feet; thence North 00° 06'25" West 569.73 feet to the point of beginning.

Above described parcel 2 contains 4.00 acres, more or less. Parcel 2 is subject to right-of-way for road and railroad purposes over the South 22.50 feet.

Parcel ID #06-086-0072

PARCEL 3:

Beginning at a point North 1830.40 feet and West 1196.18 feet and South 89°53'35" West 102.29 feet, (Deed = West 1298.47 feet) from the Southeast corner of Section 35, Township 2 North, Range 1 West, Salt Lake Meridian; said point also lies on the South right of way line of 1100 North Street (Moss Street); and running thence along said street North 89°53'35" West 280.70 feet; thence South 0°06'25" West 155.71 feet; thence South 89°53'35" East 280.00 feet; thence North 0°06'25" East 155.71 feet to point of beginning.

Above described parcel contains 1.00 Acres, more or less.

Parcel I.D # 06-086-0071

WOODS CROSS, UTAH

Beginning on the South line of a street at a point South 89°45'00" East 352.96 feet along the monument line and South 09°18'45" West 33.42 feet and South 89°45' East 1148.53 feet from the center line intersection of 1500 South and 1100 West Streets (said intersection being further described as North: 925,985.92 feet, East: 1,886,318.26 feet, Utah State Coordinate System (Central Zone)) and running thence South 89°45'00" East 129.86 feet along said street to the West line of O.S.L. Railroad Right-of-Way, thence South 14°55'15" West 1297.14 feet along said right-of-way line of Section 25, Township 2 North, Range 1 West, Salt lake Base and Meridian: thence North 89°42'56" West along said section line 1149.91 feet to the East right-of-way line of the Denver Rio Grande Railroad which point is North 89°42'56" West 104.12 feet from the Southeast corner of Section 26, Township 2 North, Range 1 West, Salt Lake Base and Meridian; thence North 09°18'45" East 861.41 feet along said right-of-way to a point of curvature to a 288.34-foot radius curve to the right and the centerline of a railroad spur; thence along said centerline for an arc distance of 274.62 feet (central angle = 54°34'12" chord bearing and distance= North 62°30'14" East 264.36 feet); thence South 89°40'01" East 325.17 feet; thence South 0°22'09" West 19.60 feet: thence South 89°40'01" East 101.00 feet: thence North 0°22'09" East 19.60 feet: to the centerline of a railroad spur; thence South 89°40'01" East 409.16 feet along said spur to a point of curvature to a 326.71-foot radius curve to the left; thence along the arc of said curve for a distance of 99.57 feet (central angle = 17°27'44" chord bearing and distance = North 82°39'50" East 99.19 feet): thence North 9°49'13" East 272.34 feet to the point of beginning.

Boundary Description

A parcel of land situated in the Southwest quarter of Section 25 and the Southeast quarter of Section 26, Township 2 North, Range 1 West, Salt Lake Base and Meridian, being more particularly described as follows:

Beginning at the Southwest corner of said Section 25 (basis of bearing being South 89°47'14” West 2659.17 between the South quarter corner and the Southwest corner of Section 25, Township 2 North, Range 1 West, Salt Lake Base and Meridian); and running thence along the section line South 89°59'55"' West 105.35 feet to a point on the East right of way line of the Denver and Rio Grande Railroad, thence along said right of way line North 09°02'28" East 867.77 feet to a point on the Southwest corner of that certain tract of land (Tax ID# 06-050-0110 as recorded in the Davis County Recorders Office) said point also being a point on a 288.37 foot radius curve to the right; thence along said property the following (8) calls: l) 267.31 feet along the arc of said curve through a central angle of 53°06'38" (chord bears North 62°44'34" East 257.84 feet): 2) North 89°50'47" East 325.17 feet: 3) South 0°07'07" East 19.60 feet: 4) North 89°50'29" East 101.00 feet; 5) North 0°07’07” West 19.60 feet; 6) north 89°50'47" East 409.16 feet to a point on a 326.71 foot radius curve to the left; 7) 99.58 feet along the arc of said curve through a central angle of 17°27'48" (chord bears North 82°10'33" East 99.19 feet); 8) North 09°19'55" East 272.54 feet to a point on the South right-of-way line of 1500 South Street; thence along said right-of-way line North 89°45'29" East 135.81 feet to a point on the West right-of-way line or the Union Pacific Railroad; thence along said right-of-way line South 14°49'48" West 1299.75 feet to a point on the South line of said Section 25; thence along said Section line South 89°47'13" West 1041.14 feet to the point of beginning.

Contains 1,192,140 square feet, or 27.368 Acres.

NORTHUMBERLAND, PA

ALL THAT CERTAIN tract or parcel of ground, situated in Point Township, Northumberland County, Pennsylvania and is bounded and described as follows, to wit:

COMMENCING at a point in the center line of the Penn Central Transportation Company's main line which is opposite Mile Post 285; thence along the center line of the Penn Central Transportation Company's Main Line, North 48 degrees 40 minutes West, a distance of 1,068.5 feet to a point where the Penn Central Transportation Company's main line intersects the Western line of the Borough of Northumberland; thence along the western line of the Borough of Northumberland. South 44 degrees 39 minutes West, a distance of 156.79 feet to the point of beginning of the within described tract of ground, thence continuing along the Western line of the Borough of Northumberland South 44 degrees 39 minutes West, a distance of 314.17 feet to a point distant 20 feet Northeastwardly at right angles from the center line of the tract of railroad of the Penn Central Transportation Company known as Thoroughfare No. 1; thence parallel with said centerline of Thoroughfare No. 1, North 53 degrees 28 minutes West a distance of 219.13 feet to a point of curvature: thence still parallel with said centerline of Thoroughfare No. 1, on a curve to the right having a radius of 5,851.87 feet and an arc of 366.61 feet, whose chord is North 51 degrees 40 minutes 19 seconds West, a distance of 366.55 feet to a point; thence along Tract 2 of the hereinafter mentioned plan North 40 degrees 7 minutes 22 seconds East, a distance of 351.27 feet to a point distant 20 feet Southwestwardly at right angles from the center line of a tract of railroad at Penn Central Transportation Company; thence parallel with said center line of the last mentioned track of railroad, South 48 degrees 40 minutes East a distance of 610 feet to the place of beginning.

CONTAINING 4.60 acres more or less.

BEING Tract No. 1 on that certain subdivision plan for Bituminous Emulsion of Northumberland, Pa., Inc. recorded in the Office of the Recorder of Deeds for Northumberland County at Plan Book 8, Page 29.

TOGETHER with the perpetual right, liberty and privilege to use, for grantees, its heirs, successors and assigns and for their agents, employees, tenants, invitees, licensees, shippers and all other persons having business with grantees, in common with all others entitled to the use thereof as and for a roadway to be constructed and maintained as a means of access to and from the land hereby conveyed (Tracts 1 and 2 herein, being Tracts 3 and 1, respectively, of the above mentioned Plan) and Fourth Street.

ALL THAT strip or parcel of land, 50 feet wide, situate as aforesaid, being 25 feet on each side of the following described centerline:

BEGINNING at a point in the second or North 53 degrees, 28 minutes West, 219.13 feet course of Tract No. 1 of the aforementioned Plan, said second course being parallel with and 20 feet northeastwardly at right angles, from the centerline of the tract of railroad of Penn Central Transportation Company known as Thoroughfare No. 1, said beginning point being at the distance of 50 feet measured North 53 degrees, 28 minutes West, along part of said second course, from the beginning thereof in the western line of the Borough of Northumberland; extending thence South 36 degrees, 32 minutes West, through land of Penn Central Transportation Company, crossing said Thoroughfare No. I, a distance of 28 feet, more or less, to a point in the general northeasterly line of an existing road of Penn Central Transportation Company, the point of ending; and

ALSO TOGETHER WITH the existing roadway which extends in an easterly direction from the projected northwesterly line of the access easement described herein along the southerly side of the tract of railroad of Penn Central Transportation Company known as Thoroughfare No. 1 to the existing roadway which extends northeastwardly to connect with Fourth Street and thence northeastwardly along said roadway to Fourth Street.

Tax Parcel No. 34-49 A

Being the same premises which Koch Materials Company, a Delaware corporation by Deed dated May 27, 2007, but made effective as of the 31st day of May 2005 and recorded June 7, 2005 in Northumberland County in Record Book 1767, Page 409 conveyed unto SemMaterials, L.P., an Oklahoma limited partnership, in fee.

GARDEN CITY, GEORGIA

ALL that certain lot, tract or parcel of land situated, lying and being in Chatham County, Georgia, being known as Lot “B”, Koch Fuels, a portion of the Foundation Tract and being more particularly described as follows:

Commencing at a point at the intersection of the northern right-of-way line of Foundation Road and the eastern right-of-way of U.S. Highway 17 thence along a paved road (Foundation Road) in a northeasterly direction 2545 feet more or less to a point on the northern right-of-way of Norfolk Southern Railroad: thence along said right-of-way North 48°31'41" East a distance of 183.49 feel to an iron rod, the Point of Beginning: thence departing said right-of-way North 00°29'22" West a distance of 281.37 feet to a "PK" Nail; thence North 48°31'36" East a distance of 890.55 feet to a railroad iron; thence South 41°28'55" East a distance of 281.37 feet to a railroad iron on the northern right-of-way line of Norfolk Southern Railroad: thence along said right-of-way South 48°31'41" West a distance of 887.05 feet to an iron rod, the said Point of Beginning.

Said parcel contains 250,075.26 square feet (5.74 acre).

The parcel as a whole is bounded on the west by lands now or formerly owned by Carroll & Carroll, Inc., on the north by lands now or formerly owned by Southern Region Industrial Realty. Inc., on the east by lands now or formerly owned by Savannah Economic Development, and on the south by Norfolk Southern Railroad. This is the same property described in Exhibit A in the title commitment 50214.04 by LandAmerica Lawyers Title dated February 24, 2005.

TOGETHER WITH casement rights set forth in the following:

a.     Access Easement Agreement by and between Carroll & Carroll, Inc. and Koch Materials Company, dated December 11, 1995, filed January 30, 1996, recorded in Deed Book 176-V, Page 632, Chatham County records; and

b.     Right of Way Agreement by and between Imbric Securities Company, Ltd. Mexican Petroleum Corporation of Georgia and Southern Building Products Corporation, dated September 20, 1929, recorded in Deed Book 25-W, Page 491, aforesaid records.

EXHIBIT A-2

RAIL LEASES

Dodge City, Kansas

Lease of Land (Short Term) (Contract No. 157011) between The Atchison, Topeka and Santa Fe Railway Company, predecessor in interest to The Burlington and Northern Santa Fe Railway Company, and Kansas Emulsions, Inc., predecessor in interest to SemMaterials, LP., dated February 12, 1979, as amended.

Las Vegas, Nevada

Lease (Audit No. 505-73) between Los Angeles & Salt Lake Railroad Company and Union Pacific Railroad Company and Conoco, Inc., predecessor in interest to K.C. Asphalt. L.L.C., dated April 20, 1987, as amended.

Memphis (EM), Tennessee

Lease between The Memphis Grain and Hay Association and Southern States Asphalt Co., a division of Ashland Oil, lnc., predecessor in interest to SemMaterials, L.P., dated April 24, 1989.

EXHIBIT B

FEES

Base Rental Fee:

With respect to each Facility under this Agreement, Lessee shall pay to Lessor a monthly base rental fee (the "Base Rental Fee") equal to the base rental fee specified in the applicable 2009 Agreement for such Facility, as escalated, as of December 31, 2010. The Base Rental Fee for all Facilities shall be payable in advance on or before the first day of each month, commencing on January 1, 2011 and shall be prorated for any partial month during the Term.

In addition to the Base Rental Fee, Lessee shall pay to Lessor an amount equal to Property Taxes and insurance Premiums (as hereafter defined) attributable to the Leased Premises. Lessee shall pay Property Taxes on a monthly basis with each monthly payment equal to 1/12 of the prior year's Property Taxes for each Facility. After Property Taxes for the current year are paid, Lessee or Lessor, as applicable, will pay the other Party an amount equal to the difference of the actual Property Taxes paid for such year and the aggregate monthly payments that have been made by Lessee for such year. Lessor shall provide reasonable backup documentation of Property Taxes and Insurance Premiums. For purposes of this Exhibit B, "Insurance Premiums" shall mean premiums payable by Lessor for the property insurance which Lessor is required to carry pursuant to Section 11.6 hereof. Insurance Premiums will be invoiced on an annual basis. Lessee shall pay all such invoiced amounts for Property Taxes and Insurance Premiums within ten (10) days of the date of the applicable invoice.

Excess Throughput Charge:

With respect to the Facilities under this Agreement and the facilities under the Master Sublease Agreement (the "Cumulative Facilities"), Lessee shall also pay to Lessor an excess throughput charge (the "Excess Throughput Charge") equal to the product of the Excess Throughput Fee and the Excess Throughput Quantity for the Cumulative Facilities. For purposes hereof, the "Excess Throughput Fee" shall be $*** per ton, and the "Excess Throughput Quantity" shall be equal to the positive difference between the quantity of asphalt product which is handled, produced, sold or delivered from the Cumulative Facilities in a Contract Year and *** tons (the "Threshold Quantity"). The Excess Throughput Charge shall be computed monthly (starting from the first day of each Contract Year) and Lessee shall pay Lessor an amount equal to the Excess Throughput Charge less an amount equal to the cumulative sum of all Excess Throughput Charges already paid by Lessee to Lessor during such Contract Year. The Excess Throughput Charge shall be due on or before the thirtieth (30th) day following the end of each month for which the cumulative quantity of all asphalt products handled, produced, sold or delivered exceeds the Threshold Quantity. For the avoidance of doubt, the cumulative quantity of all asphalt products handled, produced, sold or delivered shall include the total quantity of all asphalt products delivered from the Cumulative Facilities, including (i) volumes transferred from one Facility to another and (ii) 100% of the quantity of all emulsion products without reduction of any kind. Excess Throughput Charges shall be subject to audit by Lessor.

Lessee shall also pay to Lessor an additional throughput incentive charge (the "Incentive Throughput Charge") equal to the product of the applicable Incentive Throughput Factor and the aggregate annual Base Rental Fee for the Cumulative Facilities. For purposes hereof, the "Incentive Throughput Factor" shall be: (a) ***% if the Excess Throughput Quantity is less than or equal to *** tons; (b) ***% if the Excess Throughput Quantity is greater than *** tons but less than *** tons; or (c) ***% if the Excess Throughput Quantity is

*** tons or greater. The Incentive Throughput Charge shall be computed annually and shall be paid within sixty (60) days of the end of each Contract Year.

For purposes of this Agreement, "Contract Year" means a period of 365 consecutive days commencing on January 1, 2011 and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Contract Year in which February has 29 days when the period will be 366 consecutive days.

Utilities and Taxes:

Lessee is solely responsible for all utilities relating to the Facilities and any associated deposits and all such utilities shall be in Lessee's name. Lessee will directly pay when due the actual cost of the utilities used at the Facilities. Lessee shall be solely responsible for all costs of storing and manufacturing asphalt products at the Facilities.

Lessee shall be responsible for, and shall indemnify and hold Lessor harmless from and against, all taxes, including but not limited to sales, use, personal property and income (Lessee's) taxes generated from or otherwise related to Lessee's use of the Facilities.

Adjustments:

The Base Rental Fee will be escalated January 1, 2012 and every January 1st hereafter by the percentage change, if any, in the Consumer Price Index - All Urban Consumers - all items less food and energy (U.S. city average base 1982-84 = 100) ("CPI"), as published by the Bureau of Labor Statistics of the United States Department of Labor, for the last two calendar years for which data is available based on the average of the monthly CPI data for November to October of the most current year available compared to the same months of the prior year. The Excess Throughput Fee will be escalated January 1, 2013 and every January 1st thereafter by the percentage change, if any, in the above noted Consumer Price Index. For the avoidance of doubt, the Incentive Throughput Factor percentages shall not be escalated. In no event shall any of the fees de-escalate.

Exhibit C

LEASEHOLD OWNERS’ POLICIES OF TITLE INSURANCE

1.	Leasehold Owners' Policy of Title Insurance issued by Commonwealth Land Title Insurance Company, Policy Number 2211004421.0, dated July 8, 2009, with respect to the Facility located in Austin, Texas.

2.
Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Corporation, Policy Number 08225-78701858, dated July 16, 2009, with respect to the Facility located in Dodge City, Kansas.

3.	Leasehold Owners’ Policy of Title Insurance issued by Commonwealth Land Title Insurance Company, Policy Number 2211004422.0, dated July 28, 2009, with respect to the Facility located in Ennis, Texas.

4.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number 11631345, dated June 30, 2009, with respect to the Facility located in Fontana, California.

5.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number 82225-78701897, dated July 23, 2009, with respect to the Facility located in Halstead, Kansas.

6.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number 08501904, dated June 29, 2009, with respect to the Facility located in Las Vegas, Nevada.

7.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number C29-0032327, dated July 16, 2009, with respect to the Facility located in Lawton. Oklahoma.

8.
Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number C89-Z006172, dated September 9, 2009, with respect to the Facility located in Little Rock, Arkansas.

9.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number C29-0137006, dated June 29. 2009, with respect to the Facility located in Memphis, Tennessee.

10.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number 11-630-977, dated July 7, 2009, with respect to the Facility located in Reading, Pennsylvania.

11.	Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number 82225-78701926, dated July 16, 2009, with respect to the Facility located in Salina, Kansas.

12.
Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company. Policy Number UT0024-82-51884-2009.78079696, dated July 7, 2009, with respect to the Facility located in North Salt Lake City, Utah.

13.
Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number UT0024-82-51885-2009.82306-8079781, dated July 7, 2009, with respect to the Facility located in Woods Cross, Utah.

14.
Leasehold Owners' Policy of Title insurance issued by Commonwealth Title Insurance Company, Policy Number C33-0051332, dated July 22, 2009, with respect to the Facility located in Garden City, Georgia.

15.
Leasehold Owners' Policy of Title Insurance issued by Lawyers Title Insurance Company, Policy Number 11-630-991, dated July 7, 2009, with respect to the Facility located in Northumberland, Pennsylvania.